Exhibit (h)(1)(iii)

AMENDMENT NO. 3

MUTUAL FUNDS SERVICES AGREEMENT

AMENDMENT NO. 3 to the Mutual Fund Services Agreement dated as of September 1, 2009, between AXA Premier VIP Trust, a business trust organized under Delaware law (the “Trust”) and AXA Equitable Life Insurance Company (“AXA Equitable”), a New York stock life insurance company (“AXA Equitable” or “Administrator”) (“Amendment No. 3”).

Effective September 1, 2009, the Trust and AXA Equitable agree to modify and amend the Mutual Fund Services Agreement (“Agreement”) dated as of November 30, 2001, and as amended by Amendment No. 1 dated January 1, 2007 and Amendment No. 2 dated August 1, 2008 (collectively “Amendments”), as follows:

1.	Purpose: The purpose of Amendment No. 3 is to amend the fees paid under this Agreement for each of the Multimanager Aggressive Equity Portfolio, Multimanager Core Bond Portfolio, Multimanager International Equity Portfolio, Multimanager Large Cap Core Equity Portfolio, Multimanager Large Cap Growth Portfolio, Multimanager Large Cap Value Portfolio, Multimanager Mid Cap Growth Portfolio, Multimanager Mid Cap Value Portfolio, Multimanager Multi-Sector Bond Portfolio, Multimanager Small Cap Growth Portfolio, Multimanager Small Cap Value Portfolio, and Multimanager Technology Portfolio (each, a “Multimanager Portfolio” and together, the “Multimanager Portfolios”)

2.	Schedule A. Schedule A to the Agreement and Amendments, which sets forth the compensation to be paid by the Trust to AXA Equitable for services rendered pursuant to the Agreement, is hereby replaced in its entirety by Schedule A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 3 as of the date first above set forth.

AXA PREMIER VIP TRUST	AXA EQUITABLE LIFE INSURANCE COMPANY

/s/ Brian E. Walsh	/s/ Steven M. Joenk
Brian E. Walsh	Steven M. Joenk
Chief Financial Officer and	Senior Vice President
Treasurer

SCHEDULE A

Amendment No. 3

Mutual Funds Service Agreement

FEES AND EXPENSES

Trust Administration, Accounting and Compliance Fees

A.	For the services rendered under this Agreement, the Trust shall pay to AXA Equitable an annual fee in accordance with the following schedule:

(i)	$35,000 for each Allocation and Target Allocation Portfolio and $32,500 for each Multimanager Portfolio and an additional $32,500 for each portion of a Multimanager Portfolio for which separate administrative purposes are provided (e.g., portions of a portfolio allocated to separate sub-advisers and/or managed in a discrete style) except for the allocated portion of the Multimanager Technology Portfolio advised by AXA Equitable; and

(ii)	With respect to the Multimanager Portfolios:

0.150 of 1% of total assets of the Multimanager Portfolios up to and including $15 billion;

0.125 of 1% of total assets of the Multimanager Portfolios in excess of $15 billion and up to and including $30 billion;

0.100 of 1% of total assets of the Multimanager Portfolios in excess of $30 billion; and

(iii)	With respect to the Allocation Portfolios and Target Allocation Portfolios:

0.150 of 1% of total assets of the Allocation Portfolios and Target Allocation Portfolios (excluding the assets of the Multimanager Portfolios).

B.	The foregoing calculations are based on the average daily net assets of the Trust as described. The fees will be computed, billed and payable monthly.

C.	Approved out-of-pocket expenses, as provided in Section 5 will be computed, billed and payable monthly.